Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-236211 on Form S-3 and in Registration Statement Nos. 333-182585 and 333-236209 on Form S-8 of Franchise Group, Inc. of our reports dated April 24, 2020, relating to the financial statements of Franchise Group, Inc. and the effectiveness of Franchise Group, Inc.’s internal control over financial reporting appearing in this Transition Report on Form 10-K/T for the transition period ended December 28, 2019.

/s/ Deloitte & Touche LLP

Richmond, Virginia
April 24, 2020